As filed with the Securities and Exchange Commission on June 22, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INGLES MARKETS, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	5411	56-0846267
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2913 U.S. Highway 70 West Black Mountain, North Carolina 28711 (828) 669-2941	Ronald B. Freeman Vice President-Finance and Chief Financial Officer 2913 U.S. Highway 70 West Black Mountain, North Carolina 28711 (828) 669-2941
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:

Andrew E. Balog, Esq.

Theodore I. Blum, Esq.

Greenberg Traurig, LLP

3290 Northside Parkway, Suite 400

Atlanta, Georgia 30327

Telephone No.: (305) 579-0500

Facsimile No.: (305) 579-0717

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
8 7/8% Senior Notes due 2017	$575,000,000	96.548%	$555,151,000	$30,977

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.
(2)	Calculated pursuant to Rule 457(f)(2) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 22, 2009

PROSPECTUS

$575,000,000

INGLES MARKETS, INCORPORATED

Offer to Exchange

Outstanding 8 7/8% Senior Notes due 2017

for

Registered 8 7/8% Senior Notes due 2017

Ingles Markets, Incorporated is offering to exchange up to $575,000,000 aggregate principal amount of its registered 8 7/8% senior notes due 2017, or the “registered notes,” for up to a like aggregate principal amount of its outstanding 8 7/8% senior notes due 2017, or the “outstanding notes.” As of the date of this prospectus, there is outstanding $575,000,000 aggregate principal amount of the outstanding notes. The terms of the registered notes are substantially identical to the terms of the outstanding notes, except that the registered notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights and related additional interest provisions applicable to the outstanding notes do not apply to the registered notes. The registered notes will represent the same debt as the outstanding notes and we will issue the registered notes under the same indenture.

The exchange offer will expire at 5:00 p.m., New York City time, on             , 2009, unless extended.

Terms of the Exchange Offer

•	All outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the registered notes.
•	You may withdraw tendered outstanding notes at any time before the exchange offer expires.
•	The exchange of the outstanding notes for the registered notes will not be a taxable event for federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
•

The exchange offer is subject to customary conditions, including the conditions that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

The Registered Notes

•	The registered notes are being offered in order to satisfy our obligations under the registration rights agreement entered in connection with the private offering of the outstanding notes.
•	The registered notes will be our general senior unsecured obligations.
•

No public market currently exists for the registered notes. We do not intend to apply for listing of the registered notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Before participating in the exchange offer, please refer to the section in this prospectus entitled “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the registered notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2009

You should rely only on the information contained in this prospectus and in any other written communication authorized by us. We have not authorized anyone to provide you with different information, whether orally or in writing. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date printed on the front of this prospectus.

In this prospectus, unless the context indicates otherwise, the “Company,” “Ingles,” “we,” “us” and “our” refer to Ingles Markets, Incorporated, a North Carolina corporation, and its consolidated subsidiaries; “notes” refers to the outstanding notes and the registered notes collectively; and “indenture” refers to the indenture that applies to both the outstanding notes and the registered notes.

BROKER-DEALER PROSPECTUS DELIVERY OBLIGATION

Each broker-dealer that receives registered notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending of the earlier of (i)180 days after the date of this prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

i

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below, and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended which we refer to as the Exchange Act, after the date of this prospectus and prior to the termination of the offering under this prospectus. The documents we incorporate by reference are:

•	Our Annual Report on Form 10-K for the fiscal year ended September 27, 2008;

•	Our definitive Proxy Statement dated December 23, 2008, as supplemented on January 26, 2009, relating to our 2009 annual meeting of stockholders;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended December 27, 2008;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2009; and

•	Our Current Reports on Form 8-K dated May 11, 2009, May 12, 2009 and May 27, 2009.

In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

Unless specifically stated to the contrary, none of the information that we disclose under Item 2.02, 7.01 or 9.01 of any Current Report on Form 8-K that we may, from time to time, furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein, or contained in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document or report that also is incorporated by reference or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain a copy of any or all of the documents referred to above and a copy of the indenture which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Ingles Markets, Incorporated

2913 U.S. Highway 70 West

Black Mountain, North Carolina 28711

Telephone: (828) 669-2941

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than                     , 2009. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports and other information with the SEC.

We have filed a registration statement on Form S-4 with the SEC to register under the Securities Act the registered notes. This prospectus constitutes a part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all the information set forth in the registration statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Please refer to the registration statement and related exhibits and schedules filed therewith for further information with respect to us and the registered notes offered hereby. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed by us with the SEC and each such statement is qualified in its entirety by such reference.

You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the web site maintained by the SEC at: http://www.sec.gov. Information about us, including our SEC filings, are also available on our Internet website at www.ingles-markets.com. The information contained on our website is neither a part of or incorporated by reference in this prospectus or any prospectus supplement.

You should rely only on the information provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may not make an offer of the registered notes in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains or incorporates by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act. All statements other than statements of historical fact contained or incorporated by reference in this prospectus, including the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere regarding our strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects and plans and objectives of management, are forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “likely,” “goal,” “believe,” “seek” and similar expressions are intended to identify forward-looking statements. While these forward-looking statements and the related assumptions are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Such statements are based upon a number of assumptions and estimates which are inherently subject to significant risks and uncertainties many of which are beyond our control. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results. Some important factors (but not necessarily all factors) that affect our revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following:

•	business and economic conditions generally in our operating area;

•	our ability to successfully implement our expansion and operating strategies and to manage rapid expansion;

•	pricing pressures and other competitive factors;

•	sudden or significant changes in the availability of gasoline and retail gasoline prices;

•	the maturation of new and expanded stores;

•	general concerns about food safety;

•	our ability to reduce costs and achieve improvements in operating results;

•	the availability and terms of financing;

•	increases in labor and utility costs;

•	success or failure in the ownership and development of real estate;

•	changes in the laws and government regulations applicable to us; and

•

other risks and uncertainties, including those described under the caption “Risk Factors,” as well as those contained in and incorporated by reference from our most recent Annual Report on Form 10-K, as updated or supplemented by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.

Consequently, actual events affecting us and the impact of such events on our operations may vary significantly from those described in this prospectus or contemplated or implied by statements in this prospectus. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus are made only as of the date of this prospectus. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

PROSPECTUS SUMMARY

This summary highlights selected information about our business and the exchange offer. It is not complete and may not contain all the information that may be important to you. We urge you to read and review the entire prospectus, including “Risk Factors,” together with the more detailed business information and consolidated financial statements and related notes that are incorporated by reference into this prospectus before deciding to participate in the exchange offer.

Our Company

We are a leading supermarket chain in the Southeastern United States, operating 200 supermarkets in Georgia (74), North Carolina (67), South Carolina (36), Tennessee (20), Virginia (2) and Alabama (1) as of March 28, 2009. We generated net sales of $3.2 billion for the fiscal year ended September 27, 2008.

Our strategy is to locate our supermarkets primarily in suburban areas and neighborhood shopping centers. We believe that we were the first supermarket in many of our target communities and were therefore able to secure favorable locations and a loyal customer base. We remodel, expand and relocate stores in these communities and build stores in new locations to retain and grow our customer base with an enhanced “one-stop” product offering, while retaining a high level of customer service and convenience. We offer customers a wide variety of nationally advertised food products, including grocery, meat and dairy products, produce, frozen foods and other perishables, and non-food products. Non-food products include fuel centers, pharmacies, health and beauty care products and general merchandise. We also offer quality private label items.

We believe that customer service and convenience, modern stores and competitive prices on a broad selection of quality merchandise are essential to developing and retaining a loyal customer base. Our new and remodeled supermarkets provide an enhanced level of customer convenience in order to accommodate the lifestyle of today’s shoppers. Design features of our modern stores focus on selling high-growth, high-margin products and services, including perishable departments featuring organic and home meal replacement items, in-store pharmacies, on-premises fuel centers, and an expanded selection of food and non-food items to provide a “one-stop” shopping experience.

We have an ongoing renovation and expansion plan to add stores in our target markets and to modernize the appearance and layout of our existing stores. Over the past five full fiscal years, we have spent approximately $536 million to modernize and remodel our existing stores, relocate older stores to larger, more convenient locations and construct new stores in order to maintain the quality shopping experience that our customers expect. Typically, new and expanded stores occupy at least 65,000 square feet. As part of our renovation and expansion plan, we generally include full-service pharmacies and gas stations at both new and expanded store properties.

Substantially all of our stores are located within 280 miles of our 919,000 square foot warehouse and distribution facilities, near Asheville, North Carolina, from which we distribute grocery, produce, meat and dairy products to all of our stores. As of September 27, 2008, our warehouse supplies our stores with approximately 49% of the goods we sell and the remaining 51% is purchased from third parties. The close proximity of our purchasing and distribution facilities to our stores enables the timely distribution of consistently high quality meat, produce and other perishable items.

We also own and operate a milk processing and packaging plant that supplies approximately 86% of the milk products sold by our supermarkets as of September 27, 2008, as well as a variety of fruit juices and bottled water products. In addition, our milk processing and packaging plant sells approximately 67% of its products to other retailers, food service distributors and grocery warehouses in 17 states, which provides us with an additional source of revenue. Beginning in fiscal year 2005, we added organic milk products to our milk processing and packaging plant offerings for distribution to our supermarkets and to outside parties.

Our significant real estate ownership is an important component of our operations. We own and operate 73 shopping centers, 57 of which contain an Ingles supermarket, and own 91 additional properties that contain a free-standing Ingles store. We also own ten undeveloped sites suitable for free-standing stores. The majority of the land that we own contains additional acreage which may either be sold or developed in the future. Our owned real estate is generally located in the same geographic region as our supermarkets.

Our ownership of store and shopping center locations provides increased flexibility to remodel or expand store properties and add features such as on-site fuel centers. Shopping center ownership provides us with tenant income and enhances store traffic through the presence of additional products and services that complement grocery store operations. Additionally, we believe that real estate ownership allows us to decrease our occupancy costs, control the development and management of our properties and benefit from value created through the development and operation of free-standing supermarkets and shopping centers in smaller markets.

Recent Developments

On May 12, 2009, we completed the offering of the outstanding notes from which we received net cash proceeds of approximately $545.1 million. We used approximately $340.4 million of these cash proceeds to repurchase our outstanding 8 7/8% senior subordinated notes due 2011 pursuant to our previously announced pending tender offer and consent solicitation for these notes. The tender offer and consent solicitation expired on May 26, 2009, and approximately $335.8 million aggregate principal amount, representing approximately 96.0%, of the outstanding subordinated notes were validly tendered and accepted On June 1, 2009, we used approximately $14.2 million of the cash proceeds from the offering to redeem the remaining outstanding subordinated notes. We also used cash proceeds from the offering to repay in full and terminate four lines of credit. We will use the remaining cash proceeds from the offering to repay certain other debt, fund capital expenditures and for general corporate purposes.

Also on May 12, 2009, as previously announced, we entered into a new unsecured revolving line of credit for $175 million. For a description of this new line of credit, please see “Description of Our Other Indebtedness.”

Additional Information

We were incorporated in 1965 under the laws of the State of North Carolina. Our executive offices are located at 2913 U.S. Highway 70 West, Black Mountain, North Carolina 28711-9727. Our principal mailing address is P.O. Box 6676, Highway 70, Asheville, North Carolina 28816, and our telephone number is 828-669-2941. Our website is www.ingles-markets.com. Information contained on our website is not part of and is not incorporated by reference into this prospectus.

Summary of the Terms of the Exchange Offer

The following is a summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Background	On May 12, 2009, we completed a private placement of $575,000,000 aggregate principal amount of the outstanding notes. In connection with that private placement, we and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes. As described below, under the registration rights agreement, we agreed to, among other things, deliver this prospectus to you and to consummate the exchange offer for the outstanding notes by January 17, 2010. If we do not consummate the exchange offer for the outstanding notes by such date, we will be required to pay additional interest on the outstanding notes until the exchange offer is completed.

The Exchange Offer	We are offering to exchange the registered notes which have been registered under the Securities Act for a like principal amount of the outstanding notes. You may only tender outstanding notes in minimal denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof. See “The Exchange Offer—Terms of the Exchange Offer.”

Registration Rights Agreement	On May 12, 2009, we and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes. The registration rights agreement provides that if we do not consummate the exchange offer for the outstanding notes by January 17, 2010, we are required to pay additional interest on the outstanding notes at an initial rate of 0.25% per annum. The additional interest will increase by an additional 0.25% per annum with respect to each 90-day period until the exchange offer is consummated, up to a maximum of 1.00% per annum. After the exchange offer is complete, except as set forth in the next paragraph, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

•	the exchange offer is not consummated by January 17, 2010;

•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	you are prohibited by applicable law or SEC policy to participate in the exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act;

•

you may not resell registered notes you have acquired in the exchange offer to the public without delivering a prospectus and this prospectus (including any amendment or supplement thereto) is not appropriate or available for resales by you; or

•	you are a broker-dealer and hold outstanding notes acquired directly from us or any of our affiliates.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2009, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Withdrawal	You may withdraw your tender of outstanding notes in the exchange offer at any time before the expiration of the exchange offer. Any outstanding notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Withdrawal of Tenders.”

Exchange Date	The date of acceptance for exchange of the outstanding notes is the exchange date, which will be as soon as practicable following the expiration date of the exchange offer. See “The Exchange Offer—Terms of the Exchange Offer.”

Issuance of Registered Notes	We will issue registered notes in exchange for outstanding notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “The Exchange Offer—Conditions.”

Procedures for Tendering Outstanding Notes	We issued all of the outstanding notes as global securities in fully registered form without coupons. Beneficial interests in the outstanding notes which are held by direct or indirect participants in The Depository Trust Company through certificateless depositary interests are shown on, and transfers of the outstanding notes can be made only through, records maintained in book-entry form by DTC with respect to its participants.

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. See “The Exchange Offer—Procedures for Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender outstanding notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “The Exchange Offer—Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your outstanding notes under the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are not one of our “affiliates” as defined in Rule 405 under the Securities Act;

•	you are acquiring the registered notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the registered notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the registered notes, or are not acquiring the registered notes in the ordinary course of your business, you will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender outstanding notes in the exchange offer and, in the absence of any exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes.

Our belief that transfers of registered notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are a broker-dealer and receive registered notes for your own account in exchange for outstanding notes that you acquired as a result of market-making or other trading activity, you must acknowledge that you will deliver this prospectus in connection with any resale of the registered notes. See “Plan of Distribution.”

We do not intend to list the registered notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance that an active market will develop for the registered notes upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Consequences of Failure to Exchange	Outstanding notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such outstanding notes:

•	except pursuant to an exemption from the requirements of the Securities Act;

•	unless the outstanding notes are registered under the Securities Act; or

•	if neither such registration nor such exemption is required by law.

Exchange Agent	U.S. Bank, National Association is serving as the exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled “Exchange Offer—Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the registered notes in the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

U.S. Federal Tax Considerations	The exchange of the outstanding notes will not be a taxable exchange for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Summary of the Terms of the Registered Notes

The following is a summary of the principal terms of the registered notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Registered Notes” section of this prospectus contains a more detailed description of the terms and conditions of the registered notes.

Issuer	Ingles Markets, Incorporated

Registered Notes Offered

$575,000,000 aggregate principal amount of registered 8 7/8% senior notes due 2017. The registered notes will evidence the same debt as the outstanding notes and will be issued under, and entitled to the benefits of, the same indenture. The registered notes will be identical in all material respects to the outstanding notes for which they have been exchanged, except:

•	the registered notes have been registered under the Securities Act and thus generally will not be subject to restrictions on transfer applicable to the outstanding notes or bear restrictive legends;

•	the registered notes will bear a different CUSIP number from the outstanding notes; and

•	the registered notes will not be entitled to registration rights; and

•	the registered notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Maturity Date	May 15, 2017.

Interest	Interest will accrue at a rate of 8 7/8% per year, payable semi-annually in cash in arrears on May 15 and November 15 of each year, commencing on November 15, 2009.

Ranking	The registered notes will constitute senior unsecured debt of the Company and will have the same ranking as the outstanding notes. The outstanding notes:

•	rank equally in right of payment with all of our and any guarantors’ existing and future senior debt;

•	are senior in right of payment to all of our and any guarantors’ existing and future subordinated debt;

•	are effectively subordinated to our and any guarantors’ existing and future secured debt to the extent of the value of the assets securing such debt; and

•	are structurally subordinated to all of the existing and future liabilities of each of our subsidiaries that do not guarantee the notes.

Upon initial issuance, the registered notes, like the outstanding notes, will not be guaranteed. However, if any restricted subsidiary of the

Company subsequently becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any other restricted subsidiary, such restricted subsidiary shall also guarantee the registered notes on a senior basis. See “Description of the Registered Notes—Guarantees.”

As of March 28, 2009, on a pro forma basis after giving effect to the sale of the outstanding notes and use of the net proceeds therefrom, we had approximately $887.2 million of senior debt outstanding, of which approximately $312.2 million effectively ranked senior to the outstanding notes to the extent of the collateral securing such debt. In addition, we had approximately $190.0 million of availability under our lines of credit.

Optional Redemption	On or after May 15, 2013, we may redeem some or all of the registered notes at any time at the redemption prices described in the section “Description of the Registered Notes—Optional Redemption.” In addition, we may redeem up to 35% of the aggregate principal amount of the registered notes before May 15, 2012, with the net proceeds of certain equity offerings by us. We may also redeem some or all of the registered notes before May 15, 2013 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a make-whole premium.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the registered notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of the Registered Notes—Change of Control.”

Certain Covenants	The indenture governing the notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:

•	incur additional debt;

•	prepay subordinated indebtedness;

•	pay dividends or make other distributions on, redeem or repurchase, capital stock;

•	make investments or other restricted payments;

•	enter into transactions with affiliates;

•	sell assets;

•	create liens on assets to secure debt; or

•	effect a consolidation or merger or sell all, or substantially all, of our assets.

These covenants are subject to important exceptions and qualifications as described in this prospectus under “Description of the Registered Notes—Certain Covenants.”

No Prior Public Market	The registered notes will generally be freely transferable but will be a new issue of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the registered notes. Although the initial purchasers of the outstanding notes have advised us that they currently intend to make a market in the registered notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. We do not intend to apply for a listing of the registered notes on any securities exchange or an automated dealer quotation system.

Risk Factors

We urge you to read carefully the risk factors beginning on page 10 for a discussion of factors you should consider before exchanging your outstanding notes for registered notes.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included or incorporated by reference in this prospectus before you decide to participate in the exchange offer. These risks could have a material adverse effect on our business, financial position or results of operations. The following risk factors may not include all of the important factors that could affect our business or our industry or that could cause our future financial results to differ materially from historic or expected results. If any of the following risks occur, you could lose all or part of your investment in, and the expected return on, the notes.

Risks Relating to Our Business

Our expansion and renovation plans may not be successful which may adversely affect our business and financial condition due to the capital expenditures and management resources required to carry out our plans.

We have spent, and intend to continue to spend, significant capital and management resources on the development and implementation of our expansion and renovation plans. These plans, if implemented, may not be successful, may not improve operating results and may have an adverse effect on cash flow and management resources due to the significant amount of capital invested and management time expended.

The level of sales and profit margins in our existing stores may not be duplicated in our new stores, depending on factors such as prevailing competition, development cost, and our market position in the surrounding community. These factors could have an adverse affect on our business, financial condition and/or results of operations.

Our warehouse and distribution center and milk processing and packaging plant, as well as all of our stores, are concentrated in the Southeastern United States, which makes us vulnerable to economic downturns, natural disasters and other adverse conditions or other catastrophic events in this region.

We operate in the Southeastern United States, which has experienced economic and demographic growth over the past several years. Our performance is therefore heavily influenced by economic developments in this region. Our headquarters, warehouse and distribution center and milk processing and packaging plant are located in North Carolina and all of our stores are located in the Southeastern United States. As a result, our business may be more susceptible to regional factors than the operations of more geographically diversified competitors. These factors include, among others, changes in the economy, weather conditions, demographics and population.

Disruptions in the capital markets, as have been experienced during 2008 and 2009, could adversely affect our ability to fund our short-term liquidity needs and our expansion and renovation plans.

Disruptions in the capital markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant financial institutions could adversely affect our access to liquidity needed for our business. Any disruption could limit our access to capital and raise our cost of capital to the extent available and require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, dividend payments or other discretionary uses of cash.

Our principal stockholder, Robert P. Ingle, has the ability to elect a majority of our directors, appoint new members of management and approve many actions requiring shareholder approval.

Mr. Ingle’s share ownership represents approximately 86% of the combined voting power of all classes of our capital stock as of September 27, 2008. As a result, Mr. Ingle has the power to elect a majority of our directors and approve any action requiring the approval of the holders of our Class A Common Stock and Class B Common Stock, including adopting certain amendments to our charter and approving mergers or sales of substantially all of our assets. Currently, three of our nine directors are members of the Ingle family.

If we lose the services of our key personnel, including Robert P. Ingle and Robert P. Ingle, II, our business could suffer.

Our continued success depends upon the availability and performance of our executive officers, including Robert P. Ingle and Robert P. Ingle, II, who possess unique and extensive industry knowledge and experience. The loss of the services of any of our executive officers or other key employees could adversely affect our business.

Various aspects of our business are subject to federal, state and local laws and regulations. Our compliance with these regulations may require additional capital expenditures and could adversely affect our ability to conduct our business as planned.

We are subject to federal, state and local laws and regulations relating to zoning, land use, work place safety, public health, community right-to-know, beer and wine sales, country of origin labeling of food products, pharmaceutical sales and gasoline station operations. Furthermore, our business is regulated by a variety of governmental agencies, including, but not limited to, the U.S. Food and Drug Administration, the U.S. Department of Agriculture, and the Occupational Health and Safety Administration. A number of states and local jurisdictions regulate the licensing of supermarkets, including beer and wine license grants. In addition, under certain local regulations, we are prohibited from selling beer and wine in certain of our stores. Employers are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions, disabled access and work permit requirements. Compliance with, or changes in, these laws could reduce the revenue and profitability of our supermarkets and could otherwise adversely affect our business, financial condition or results of operations. A number of federal, state and local laws exist which impose burdens or restrictions on owners with respect to access by disabled persons. Our compliance with these laws may result in modifications to our properties, or prevent us from performing certain further renovations, with respect to access by disabled persons.

We are also subject to various state and federal environmental laws relating to our stores, gas stations, distribution facilities and use of hazardous or toxic substances. As a result of these laws, we could be responsible for remediation of environmental conditions and may be subject to associated liabilities.

We are affected by certain operating costs which could increase or fluctuate considerably.

We depend on qualified employees to operate our stores and may be affected by future tight labor markets. A shortage of qualified employees could require us to enhance our wage and benefit package in order to better compete for and retain qualified employees, and we may not be able to recover these increased labor costs through price increases charged to customers, which could significantly increase our operating costs.

Finally, interchange fees charged to us for accepting debit and credit cards have increased substantially and may continue to increase as more customer transactions are settled with debit and credit cards.

We are affected by the availability and wholesale price of gasoline and retail gasoline prices, all of which can fluctuate quickly and considerably.

We operate fuel stations at 65 of our store locations. We believe fuel stations give customers a competitive fuel choice and increase store traffic by allowing customers to consolidate trips. While we obtain gasoline and diesel fuel from a number of different suppliers, long-term disruption in the availability and wholesale price of gasoline for resale could have a material adverse effect on our business, financial condition and/or results of operations.

Fluctuating fuel costs adversely affect our operating costs which depend on fuel for our fleet of tractors and trailers which distribute goods from our distribution facilities and for our fluid dairy operations. In addition, operations at our stores are sensitive to rising utility fuel costs due to the amount of electricity and gas required to operate the stores and the influence of petroleum costs on plastic bags and wraps.

Furthermore, fluctuating fuel costs could have an adverse effect on our total gasoline sales (both in terms of dollars and gallons sold), the profitability of gasoline sales, or our plans to develop additional fuel centers. Fuel centers are part of our one-stop shopping experience and are intended to increase customer traffic at our stores. Also, retail gas price volatility could diminish customer usage of fueling centers and, thus, adversely affect customer traffic at our stores.

Our industry is highly competitive. If we are unable to compete effectively, our financial condition and results of operations could be adversely affected.

The supermarket industry is highly competitive and continues to be characterized by intense price competition, aggressive supercenter expansion, increasing fragmentation of retail formats, entry of non-traditional competitors and market consolidation. Furthermore, some of our competitors have greater financial resources and could use these financial resources to take measures, such as altering product mix or reducing prices, which could adversely affect our competitive position.

We also face increasing competition from restaurants and fast food chains due to the increasing proportion of household food expenditures for food prepared outside the home. In addition, certain of our stores also compete with local video stores, florists, book stores, pharmacies and gas stations.

Disruptions in the efficient distribution of food products to our warehouse and stores may adversely affect our business.

Our business could be adversely affected by disruptions in the efficient distribution of food products to our warehouse and to our stores. Such disruptions could be caused by, among other things, adverse weather conditions, fuel availability, food contamination recalls and civil unrest in foreign countries in which our suppliers do business.

Our operations are subject to economic conditions that impact consumer spending.

Our results of operations are sensitive to changes in overall economic conditions that impact consumer spending, including discretionary spending. Future economic conditions such as employment levels, business conditions, interest rates, energy and fuel costs and tax rates could reduce consumer spending or change consumer purchasing habits. A general reduction in the level of consumer spending or our inability to respond to shifting consumer attitudes regarding products, store location and other factors could adversely affect our business, financial condition and/or results of operations.

Risks Relating to the Notes

Our substantial indebtedness may impair our financial condition and prevent us from fulfilling our obligations under the notes and our other debt instruments.

We have a substantial amount of debt. At March 28, 2009, on a pro forma basis after giving effect to the sale of the outstanding notes and the use of the proceeds therefrom, we had approximately $887.2 million of total debt, and we had $190.0 million of availability under our lines of credit. Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the notes;

•

limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other general corporate purposes;

•

requiring us to dedicate a substantial portion of our cash flow from operations to pay interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

•

making us more vulnerable to adverse changes in general economic, industry and government regulations and in our business by limiting our flexibility in planning for, and making it more difficult for us to react quickly to, changing conditions;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•

exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Despite current indebtedness levels, we may still incur more debt. This could further exacerbate the risks associated with our substantial indebtedness.

Subject to specified limitations, the indenture governing the notes and our other debt agreements will permit us and our existing or future subsidiaries, if any, to incur substantial additional debt. If new debt is added to our current debt levels, the risks described above in the previous risk factor could intensify. See “Description of Other Indebtedness” and “Description of the Registered Notes—Certain Covenants—Limitation on Indebtedness” for additional information.

The restrictive covenants in the indenture governing the notes and our other debt agreements may affect our ability to operate our business successfully.

The indenture governing the notes will contain various provisions that limit our ability to, among other things:

•	incur additional debt;

•	prepay subordinated indebtedness;

•	pay dividends or make other distributions on, redeem or repurchase, capital stock;

•	make investments or other restricted payments;

•	enter into transactions with affiliates;

•	sell assets;

•	create liens on assets to secure debt; or

•	effect a consolidation or merger or sell all, or substantially all, of our assets.

These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities.

In addition, certain of our other debt agreements contain similar covenants and also require us to maintain specified financial ratios and satisfy certain financial condition tests. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those ratios or tests or that the lenders will waive any failure to meet those ratios or tests. A breach of any of those covenants or any other restrictive covenants contained in any of our other debt agreements or a failure to pay required amounts thereunder could result in an event of default. If an event of default occurs, the holders of the affected indebtedness could declare all amounts outstanding, together with accrued interest, to be immediately due and payable, which, in turn, could cause the default and acceleration of the maturity of our other indebtedness. If we were unable to pay such amounts, the lenders under any of our secured indebtedness could proceed against the collateral pledged to them. In such an event, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes. See “Description of Certain Indebtedness” and “Description of the Registered Notes—Certain Covenants” for additional information.

The notes will not be secured by any of our assets.

The notes will not be secured by any of our assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under those instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt. In that event, because the notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

As of March 28, 2009, on a pro forma basis after giving effect to the sale of the outstanding notes and the use of proceeds therefrom, the aggregate amount of our secured indebtedness was approximately $312.2 million. We will be permitted to borrow substantial additional secured indebtedness in the future under the terms of the indenture. See “Description of the Registered Notes—Certain Covenants—Limitation on Indebtedness” and “Description of the Registered Notes—Certain Covenants—Limitation on Liens.”

The notes will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that are not guarantors of the notes.

You will not have any claim as a creditor against the subsidiaries that are not guarantors of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of non-guarantor subsidiaries will be effectively senior to any claim you may have against these non-guarantor subsidiaries relating to the notes. As of the date of this offering memorandum, we had five subsidiaries and they will not initially guarantee the notes offered hereby. These non-guarantor subsidiaries represented approximately 10% of our assets as of March 28, 2009 and approximately 14% of our income from operations for the six month period ended March 28, 2009. As of March 28, 2009, these non-guarantor subsidiaries had approximately $26 million of debt outstanding. In the event of a bankruptcy, liquidation, reorganization or other winding up of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets are made available for distribution to us.

In addition, the indenture will permit non-guarantor subsidiaries to incur additional indebtedness. Therefore, the notes would be effectively subordinated to this additional indebtedness that may be incurred by the non-guarantor subsidiaries.

We will require a significant amount of cash to service all our indebtedness, including the notes, and our ability to generate sufficient cash depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will continue to generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness or that our cash needs will not increase. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our debt, obtain additional financing or reduce expenditures or sell assets that we deem necessary to our business. We cannot assure you that any of these measures would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations to you under the notes.

We may not have the funds to purchase the notes upon the change of control offer as required by the indenture governing the notes.

Upon a change of control, as defined in the indenture, subject to certain conditions, we are required to offer to repurchase all outstanding notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The source of funds for that purchase of notes will be our available cash or cash generated from our existing and future subsidiaries, if any, operations or other potential sources, including borrowings, sales of assets or sales of equity. We cannot assure you that sufficient funds from such sources will be available at the time of any change of control to make required repurchases of notes tendered. In addition, the terms of certain of our other debt agreements provide that certain change of control events will constitute an event of default thereunder. Our future debt agreements may contain similar restrictions and provisions and may limit our ability to repurchase your notes. If the holders of the notes exercise their right to require us to repurchase all the notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change of control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of our other debt and the notes or that restrictions in the indenture and our other debt agreements will not allow such repurchases. In addition, certain corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Registered Notes—Purchase of Notes upon a Change of Control” and “Description of Certain Indebtedness” for additional information.

The registered notes may not have an active trading market and the price may be volatile, so you may be unable to sell your registered notes at the price you desire or at all.

We cannot ensure that a liquid market will develop for the registered notes, that you will be able to sell any of the registered notes at a particular time, if at all, or that the prices that you receive when you sell will be favorable. Prior to this offering, there has been no public market for the outstanding notes. We do not intend to apply (and are not obligated to apply) for listing of the registered notes on any securities exchange or any automated quotation system. Therefore, we cannot assure you as to the liquidity of any trading market for the registered notes. Future trading prices of the registered notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the registered notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires registered notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the registered notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the registered notes as contemplated by this prospectus, we will receive from you the outstanding notes in like principal amount. The outstanding notes surrendered in exchange for the registered notes will be retired and cancelled and cannot be reissued. The issuance of the registered notes will not result in any change in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on an historical basis:

	Fiscal Years Ended(1)					Six Months Ended(2)
	Sept. 25, 2004	Sept. 25, 2005	Sept. 30, 2006	Sept. 29, 2007	Sept. 27, 2008	March 29, 2008	March 28, 2009
	(in thousands of dollars)
Earnings
Net income	$28,752	$26,570	$42,582	$58,638	$52,123	$25,688	$18,900
Fixed charges (from below)	67,504	63,883	61,082	58,373	59,791	29,171	32,326
Less capitalized interest	(754)	(945)	(874)	(1,989)	(4,597)	(1,639)	(1,971)
Income tax expense	17,287	16,300	25,499	31,211	27,560	16,032	11,442
Amortization of capitalized interest	966	998	1,027	1,093	1,246	585	656

	$113,755	$106,806	$129,316	$147,326	$136,123	$69,837	$61,353

Fixed Charges
Interest expense	$53,739	$50,921	$49,783	$46,675	$46,886	$23,140	$26,096
Capitalized interest	754	945	874	1,989	4,597	1,639	1,971
Loan cost amortization expense	1,354	1,325	1,309	1,286	1,320	638	781
Estimate of interest within rent expense	11,657	10,692	9,116	8,423	6,988	3,754	3,478

	$67,504	$63,883	$61,082	$58,373	$59,791	$29,171	$32,326

Ratio of earnings to fixed charges	1.69	1.67	2.12	2.52	2.28	2.39	1.90

(1)	Fiscal year 2006 was a 53-week year, whereas fiscal years 2004, 2005, 2007 and 2008 were 52-week years.
(2)	The six month periods ended March 29, 2008 and March 28, 2009, respectively, each consist of 26 weeks.

CAPITALIZATION

The following table shows our cash and cash equivalents and consolidated capitalization as of March 28, 2009, both (i) on an actual basis and (ii) on an as-adjusted basis to give effect to the issuance of the outstanding notes and use of the net proceeds therefrom.

This table should be read in conjunction with “Selected Historical Consolidated Financial and other Data” included elsewhere in this prospectus and our consolidated financial statements incorporated by reference in this prospectus.

	As of March 28, 2009
	Actual	As Adjusted
	(unaudited) (dollars in millions)
Cash and cash equivalents	$4.5	$77.5

Long-term debt (including current maturities)
Credit facilities(1)	40.6	0.0
Secured real estate and equipment loans	387.9	312.2
8 7/8% Senior Subordinated Notes due 2011	349.8	0.0
8 7/8% Senior Notes due 2017	0.0	575.0
Less: discount	(0.0)	(19.8)

Total long-term debt	$778.3	$867.4
Stockholders’ equity	396.0	396.0

Total capitalization	$1,174.3	$1,263.4

(1)	On May 12, 2009, the date of sale of the outstanding notes, we entered into a new three-year senior unsecured credit facility for $175.0 million and we repaid and terminated four existing credit facilities. Approximately $190.0 million is available for borrowing under our new and existing credit facilities after giving effect to the sale of the outstanding notes and the application of the net proceeds therefrom. For a description of our new credit facility, see “Description of Our Other Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth selected historical consolidated financial and other data for the fiscal years ended September 27, 2008, September 29, 2007, September 30, 2006, September 24, 2005 and September 25, 2004, which are derived from and should be read in conjunction with our audited consolidated financial statements (including related notes thereto) for such years incorporated by reference in this prospectus, and for the six months ended March 28, 2009 and March 29, 2008, which are derived from and should be read in conjunction with our unaudited consolidated financial statements (including related notes thereto) for such six-month periods incorporated by reference in this prospectus. The information included in “Other Operating and Financial Data” and “Store Data” for all periods presented is unaudited. The selected historical consolidated financial and other data should be read in conjunction with “Capitalization” included elsewhere in this prospectus and our consolidated financial statements (including related notes thereto) incorporated by reference in this prospectus. The results for the six-month periods ended March 28, 2009 and March 29, 2008 are not necessarily indicative of the results for a full year or any future period.

	Fiscal Years Ended(1)					Unaudited Six Months Ended(2)
	Sept. 25, 2004	Sept. 24, 2005	Sept. 30, 2006	Sept. 29, 2007	Sept. 27, 2008	March 29, 2008	March 28, 2009
	(In thousands of dollars, except percentages and store data)
Statement of Income Data:
Net sales	$2,137,426	$2,273,941	$2,612,233	$2,851,593	$3,238,046	$1,559,909	$1,594,040
Gross profit	558,625	585,699	652,194	686,235	747,859	365,153	389,871
Operating and administrative expenses	479,622	500,217	536,615	564,024	626,404	303,349	336,509
Rental income, net	7,089	6,162	4,980	4,419	3,322	2,113	1,546
Gain (loss) from sale or disposal of assets	12,587	(145)	(4,440)	6,880	(1,331)	(559)	279
Other income, net	1,100	2,293	1,745	3,013	3,123	1,502	1,252
Interest expense	53,739	50,921	49,783	46,675	46,886	23,140	26,096
Net income	28,752	26,570	42,582	58,638	52,123	25,688	18,900

Balance Sheet Data (end of period):
Cash and cash equivalents	$67,123	$29,284	$7,331	$4,373	$4,179	$4,295	$4,529
Total assets	1,050,216	1,044,663	1,064,764	1,142,806	1,375,004	1,244,857	1,432,273
Long-term debt	602,434	569,428	556,315	543,257	717,156	626,102	778,287
Stockholders’ equity	261,217	276,849	304,673	348,144	384,814	366,107	395,975

Other Operating and Financial Data:
Depreciation and amortization	$58,705	$56,635	$59,930	$60,944	$69,098	$33,381	$38,491
Capital expenditures	71,087	59,863	94,302	127,849	248,780	114,133	103,723
Rent expense	30,159	27,075	20,889	17,692	14,495	7,787	7,180
Sales increases:
Total sales(3)	7.4%	6.4%	14.9%	9.2%	13.6%	14.1%	2.2%
Grocery segment comparable stores(3)	6.7%	6.1%	11.6%	11.0%	13.5%	13.9%	1.1%
Comparable store sales (excluding gas)	6.2%	3.9%	7.9%	8.4%	8.0%	8.4%	5.0%

Store Data:(4)
Number of stores (at end of period)	196	197	197	197	197	197	200
Weighted average sales per store (000’s)	$10,302	$11,040	$12,701	$13,870	$15,806	$15,820	$15,427
Total square feet at end of period (000’s)	9,251	9,468	9,585	9,728	10,196	9,871	10,577
Average total square feet per store	47,198	48,058	48,657	49,382	51,756	50,367	52,885
Average square feet of selling space per store	33,039	33,641	34,060	34,567	36,229	35,257	37,020
Weighted average sales per square foot of selling space	$313	$331	$375	$405	$448	$451	$419

(1)	Fiscal year 2006 was a 53-week year, whereas fiscal years 2004, 2005, 2007 and 2008 were 52-week years.
(2)	The six month periods ended March 29, 2008 and March 28, 2009, respectively, each consist of 26 weeks.
(3)	Sales from replacement stores, major remodels, minor remodels and the addition of fuel stations to existing stores are included in the comparable store sales calculation from the date of completion of the replacement, remodel or addition. Gasoline sales from the addition of fuel stations to existing stores during the measurement period are included in comparable store sales. Sales increase percentages for fiscal years 2006 and 2007 are adjusted for the difference in weeks.
(4)	Weighted average sales per store include the effects of increases in square footage due to the opening of replacement stores and the expansion of stores through remodeling during the periods indicated, and includes gasoline sales. Selling space is estimated to be 70% of total store square footage.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

In addition to the registered notes that are exchangeable for the outstanding notes in this exchange offer and the outstanding notes, we have the following other material indebtedness:

Unless otherwise specified, Ingles Markets, Incorporated is the sole borrower under each facility described below.

As of March 28, 2009, on a pro forma basis after giving effect to the sale of the outstanding notes and the use of proceeds therefrom, our consolidated outstanding indebtedness was approximately $887.2 million, as shown below:

	Total Amount Outstanding	Total Commitment Amount
	(dollars in millions)
Lines of credit	$0.0	$190.0
Senior secured debt	312.2	312.2
8 7/8% Senior Notes due 2017	575.0	575.0

Total	$887.2	$1,077.20

Lines of Credit

As of March 28, 2009, on a pro forma basis after giving effect to the sale of the outstanding notes and the use of proceeds therefrom, Ingles had one senior unsecured line of credit for $175.0 million and two senior unsecured lines of credit for $15.0 million, representing aggregate commitments of $190.0 million.

The two lines of credit for $15.0 million contain various restrictive covenants which, among other things, requires Ingles to maintain minimum levels of net worth and maintenance of certain financial ratios. They also contain customary events of default.

On May 12, 2009, Ingles entered into the $175.0 million line of credit, which is governed by a Credit Agreement, the material terms of which include, among others:

Maturity. The Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on May 12, 2012.

Interest Rate and Fees. Each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each interest period at a rate per annum equal to the Eurodollar Rate for such interest period plus the Applicable Rate, as described below; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, as described below; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate, as described below. The Company will pay fees on letters of credit issued under the Credit Agreement at a rate equal to the Applicable Rate, as described below, times the daily amount available to be drawn under such letters of credits. The Applicable Rate will be the percentage per annum, based upon the Company’s Consolidated Leverage Ratio from time to time, described in the following chart that corresponds to one of two pricing levels.

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Loans Letters of Credit	Base Rate Loans
1	Less than 4.00 to 1.00	2.75%	1.75%
2	Greater than or equal to 4.00 to 1.00	3.00%	2.00%

The Company will pay certain fees with respect to the Credit Agreement, including (i) a quarterly commitment fee equal to 0.25% times the actual daily amount by which the aggregate commitments exceed the sum of (x) the outstanding amount of committed loans and (y) the outstanding amount of letter of credit obligations, (ii) fees specified in fee letters between any issuing lender and the Company and (iii) customary annual administration fees.

Mandatory Prepayments. If at any time the Company’s outstanding borrowings under the Credit Agreement (including outstanding letters of credit and swing line loans) exceed the aggregate revolving commitments as in effect at such time, the Company will be required to prepay an amount equal to such excess.

When the aggregate amount of Excess Proceeds resulting from permitted Asset Sales exceed $20 million, the Company will be required apply 100% of such excess proceeds to prepay outstanding amounts under the Credit Agreement. Such mandatory prepayments will permanently reduce the available commitments under the Credit Agreement.

Voluntary Reductions and Prepayments. Subject to certain conditions and restrictions, the Credit Agreement allows the Company to voluntarily reduce the amount of the revolving commitments and to prepay the loans.

Covenants. The Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict the Company’s ability (as well as those of the Company’s restricted subsidiaries) to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other distributions on, redeem or repurchase, capital stock; amend material documents; change the nature of the Company’s business; make certain payments of debt; and engage in certain transactions with affiliates, in each case, subject to certain qualifications and exceptions.

In addition, the Company is required to maintain (x) a Consolidated Fixed Charge Coverage ratio of not less than 1.20 to 1.00 as of the end of any fiscal quarter or any other date of determination as required under the Credit Agreement, (y) a Consolidated Leverage Ratio of not greater than 5.00 to 1.00 as of the end of any fiscal quarter or any other date of determination as required under the Credit Agreement and (z) Consolidated Net Worth at any time of not less than the sum of (i) $336,579 (ii) an amount equal to 50% of Consolidated Net Income earned in each full fiscal quarter ending after March 31, 2009 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increases in shareholders’ equity of the Company and its subsidiaries after May 12, 2009 by reason of the issuance and sale of equity interests of the Company or any subsidiary (other than issuances to the Company or a wholly-owned subsidiary), including upon any conversion of debt securities of the Company into such equity interests.

Events of Default. The Credit Agreement contains customary events of default such as non-payment of obligations under the Credit Agreement, violation of affirmative and negative covenants, material inaccuracy of representations, cross defaults under other material debt, bankruptcy, ERISA and judgment defaults, invalidity of the credit documents (or the Company’s assertion of any such invalidity), change of control and the invalidity of the subordination provisions of subordinated debt documents.

All capitalized terms used in the foregoing description of the Credit Agreement that are not otherwise defined therein have the meanings ascribed to them in the Credit Agreement. The foregoing description of the

Credit Agreement is not complete and is qualified in its entirety by reference to the Credit Agreement. A copy of the Credit Agreement is incorporated by reference as an exhibit to the registration statement which includes this prospectus. See “Where You Can Find More Information.”

Other Loans

Ingles is a party to certain secured loan agreements which have maturity dates ranging from December 1, 2010 to April 1, 2028. In connection with these loans, Ingles granted the lenders security interests in the real property and personal property of many of Ingles’ stores.

Many of the loan agreements described above place restrictions on Ingles’ ability to dispose of the secured property or to place additional liens on the secured property. In addition, certain of the loan agreements provide that Ingles will be in default under a particular loan agreement if Ingles is in default under its other loan agreements with the lender under such loan agreements.

The provisions of one loan agreement, which as of March 28, 2009 had an outstanding balance of approximately $47.3 million, allow the lender to require Ingles to prepay 30% of the outstanding principal, as well as interest and a pre-payment fee, in the event that there is a change in control, which is defined as the acquisition by a person of:

•	all or substantially all of Ingles’ assets; or

•	the power to elect at least a majority of Ingles’ board of directors.

Shopping Center Financing, LLC and Shopping Center Financing II, LLC, which are wholly-owned subsidiaries of Ingles that own shopping centers managed by Ingles, have entered into loan agreements in the principal amount of $13.7 million and $12.2 million, respectively. The obligations under those loan agreements are secured by a total of seven shopping centers, and each loan agreement permits the lender thereunder to replace Ingles as the manager of the properties if certain loan covenants are not maintained. These shopping center loans and mortgages are cross-defaulted and cross-collateralized with each other. The terms of each loan agreement prohibit the applicable subsidiary from guaranteeing the debt of any other person or entity, including Ingles.

Additionally, many of the loan agreements prohibit repayment of the loans prior to the expiration of a certain period of time, typically, two years from the date of the loan. Many of the loan agreements also require Ingles to pay a penalty in the event Ingles wishes to prepay the outstanding balance of the loan prior to maturity.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes in the private placement on May 12, 2009, we and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the outstanding notes, under which we agreed to deliver this prospectus to you and to consummate the exchange offer.

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based upon these interpretations by the SEC, we believe that you, or any other person receiving registered notes, generally may offer for resale, resell or otherwise transfer such registered notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. We also believe that a holder may offer, sell or transfer the registered notes only if the holder acquires the registered notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding or understanding with any person to participate in a distribution of the registered notes.

Any holder of the outstanding notes using the exchange offer to participate in a distribution of registered notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

Each broker-dealer that receives registered notes for its own account in exchange for outstanding notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending on the earlier of: (i) 180 days after the date of this prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to broker-dealers for use in connection with any resales. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of registered notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the outstanding notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). Promptly following the exchange date, we will issue an aggregate principal amount of up to $575 million of the registered notes for a like principal amount of outstanding notes tendered and accepted in connection with the exchange offer. The registered notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their outstanding notes in connection with the exchange offer, but only in denominations of $2,000 principal amount and integral multiples of $1,000 in excess thereof.

The terms of the registered notes will be identical in all material respects to the terms of the outstanding notes for which they have been exchanged, except that:

•

the registered notes will have been registered under the Securities Act, and thus the registered notes generally will not be subject to the restrictions on transfer applicable to the outstanding notes or bear restrictive legends;

•	the registered notes will bear a different CUSIP number from the outstanding notes;

•	the registered notes will not be entitled to registration rights; and

•	the registered notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The registered notes will evidence the same debt as the outstanding notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the outstanding notes being exchanged. As of the date of this prospectus, $575 million in aggregate principal amount of the outstanding notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture. However, such outstanding notes generally will not be entitled to any registration rights under the registration rights agreement. See “—Issuances of the Registered Notes; Consequences of Failures to Properly Tender outstanding notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered outstanding notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the registered notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospects or otherwise, we will return the outstanding notes, without expense, to the tendering holder promptly after the expiration date.

Holders who tender outstanding notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on [            ] 2009, unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

•

to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the Registered Notes

Interest on the registered notes will bear interest at 8 7/8% from the most recent date to which interest on the outstanding notes has been paid or, if no interest has been paid on the outstanding notes, from their issue date. Interest will be payable semi-annually in arrears on May 15 and November 15 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange registered notes for, any outstanding notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if prior to the expiration date:

•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•

extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these outstanding notes (see “—Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Procedures For Tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•

mail or otherwise deliver the letter of transmittal or the facsimile, the outstanding notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account. Although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under “—Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of outstanding notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered outstanding notes in our sole discretion. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular outstanding notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of outstanding notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under “—Conditions to the Exchange Offer”, to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•

the registered notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the registered notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such registered notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

If the holder is a broker-dealer which will receive registered notes for its own account in exchange for outstanding notes, it will acknowledge that it acquired such outstanding notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such registered notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its outstanding notes and:

•	whose outstanding notes are not immediately available;

•	who cannot deliver the holder’s outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date; may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the outstanding notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn (including the certificate number(s) and principal amount of such outstanding notes);

•

be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any outstanding notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no registered notes will be issued unless the outstanding notes withdrawn are validly re-tendered. Any outstanding notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Information Regarding the Registration Rights Agreement

As noted, we are effecting this exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our reasonable best efforts to:

•	file with the SEC a registration statement for the exchange offer;

•	cause such registration statement to be declared effective under the Securities Act;

•	have such registration statement remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the Commission; and

•	consummate the exchange offer not later than January 17, 2010.

In addition, the registration rights agreement requires us to file a shelf registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for your benefit if:

•	the exchange offer is not consummated by January 17, 2010;

•	we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

•	you are prohibited by applicable law or SEC policy to participate in the exchange offer and indicate that you wish to have your outstanding notes registered under the Securities Act;

•

you may not resell registered notes you have acquired in the exchange offer to the public without delivering a prospectus and this prospectus (including any amendment or supplement thereto) is not appropriate or available for resales by you; or

•	you are a broker-dealer and hold outstanding notes acquired directly from us or any of our affiliates.

In the event that the exchange offer is not consummated by January 17, 2010 or, if required, the shelf registration statement has not become effective or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), the interest rate on the affected outstanding notes will be increased by 0.25% per annum for the first 90-day period thereafter, and the amount of such additional interest will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% per annum over the original interest rate of the outstanding notes. Once the exchange offer is consummated or the registration default affecting the shelf registration statement is cured, the annual interest rate on the outstanding notes will revert to the original interest rate. Any amounts of additional interest due will be payable in cash on the same interest payment dates as interest on the outstanding notes is otherwise payable.

Our obligations to register the registered notes will terminate upon the consummation of the exchange offer. However, under the circumstances specified above, we may be required to file a shelf registration statement for a continuous offer in connection with the outstanding notes.

The foregoing description of the registration rights agreement is not a complete, and is qualified in its entirety by reference to all of the provisions of the registration rights agreement. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement which includes this prospectus. See “Where You Can Find More Information.”

Exchange Agent

U.S. Bank, National Association, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107. The exchange agent’s telephone number is (800) 934-6802 and facsimile number is (651) 495-8158.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their outstanding notes for exchange will not be obligated to pay transfer taxes; however, if:

•	registered notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The registered notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs and will be amortized over the term of the notes in accordance with generally accepted accounting principles.

Issuance of the Registered Notes; Consequences of Failures to Properly Tender Outstanding Notes in the Exchange Offer

Issuance of the registered notes in exchange for the outstanding notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the outstanding notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the outstanding notes desiring to tender such outstanding notes in exchange for registered notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to the following restrictions on transfer:

•

the remaining outstanding notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available, or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in connection with the exchange offer, any trading market for remaining outstanding notes could be adversely affected.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.

Other

Participating in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

DESCRIPTION OF THE REGISTERED NOTES

We will issue the registered notes under the Indenture for the outstanding notes dated as of May 12, 2009 between us and U.S. Bank, National Association, as trustee.

You can find the definitions of many of the terms used in this description under the section “—Certain Definitions.” In this description, the words “Ingles,” “we,” “our” or “us” refer only to Ingles Markets, Incorporated and not to any of its subsidiaries.

Any outstanding notes that remain outstanding after the completion of the exchange offer, together with the registered notes issued in exchange for the outstanding notes, will be treated as a single class of debt securities under the indenture. Unless otherwise indicated, the outstanding notes and the registered notes to be issued in the exchange offer are collectively referred to as the “Notes” in this summary description. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Indenture will be qualified as an indenture under the Trust Indenture Act.

The following description of the Indenture and Notes is not complete, and is qualified in its entirety by reference to all of the provisions of the Indenture and the Notes. We urge you to read the Indenture because it defines your rights as a holder of the Notes. A copy of the Indenture is incorporated by reference as an exhibit to the registration statement which includes this prospectus. See “Where You Can Find More Information.”

Principal, Maturity and Interest

We issued $575,000,000 aggregate principal amount of outstanding notes in denominations of $2,000 and integral multiples of $1,000, maturing on May 15, 2017. We will issue up to the same amount of registered notes. The Notes will mature on May 15, 2017. We may issue additional notes under the Indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the Indenture. The outstanding notes, the registered notes and any additional notes subsequently issued after the date of this prospectus under the indenture shall be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The Notes are unsecured senior obligations of the Company. The payment of principal, premium, if any, and interest on the Notes rank equal in right of payment with all other senior Indebtedness of the Company. The Notes are effectively subordinated to all existing and future Indebtedness of the Company secured by a Lien, to the extent of the value of the assets securing such Indebtedness.

Interest on the Notes accrue at a rate of 8 7/8% per annum and is be payable semiannually in arrears on May 15 and November 15 in each year, commencing on November 15, 2009. The Company will pay interest to the Person in whose name the note (or any predecessor note) is registered at the close of business on the May 1 or November 1, as the case may be, immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Settlement for the Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depository Trust Company (the “Depositary” or “DTC”) until maturity, and secondary market trading activity for the notes will therefore settle in same day funds.

All references to “interest” in the indenture will include any and all interest payable as a result of a registration default.

Guarantees

The Notes are not currently guaranteed by any of our Subsidiaries. However, if any Restricted Subsidiary of the Company subsequently becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any of the other Restricted Subsidiaries, the Company shall cause such Restricted Subsidiary to enter into a supplemental indenture in which such Restricted Subsidiary shall agree to guarantee the Company’s obligations under the Notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior unsecured basis.

If the Company defaults in payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors will be unconditionally, jointly and severally obligated to duly and punctually pay the principal of, premium, if any, and interest on the Notes.

The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor may be released pursuant to the provisions of subsection (c) under “—Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness.” The Company may also, at any time, cause a Restricted Subsidiary to become a Guarantor by executing and delivering a supplemental indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary on the basis provided in the Indenture.

Optional Redemption

After May 15, 2013, the Company may redeem all or a portion of the Notes, on not less than 30 nor more than 60 days’ prior notice, in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning of the years indicated below:

Year	Redemption Price
2013	104.438%
2014	102.219%
2015 and thereafter	100.000%

The amount payable to the holder of a Note shall be equal to the applicable redemption price of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date that is on or prior to the redemption date).

In addition, at any time prior to May 15, 2012, the Company, at its option, may use the net proceeds of one or more Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date that is on or prior to the redemption date). At least 65% of the aggregate principal amount of Notes issued under the Indenture must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company must mail a notice of redemption no later than 30 days after the closing of the related Equity Offering and must complete such redemption within 60 days of the closing of the Equity Offering.

In addition, prior to May 15, 2013, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Purchase of Notes upon a Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require that the Company purchase all or any part (in integral multiples of $1,000) of such holder’s Notes pursuant to a Change of Control Offer. In the Change of Control Offer, the Company will offer to purchase all of the Notes, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date that is on or prior to such date of purchase).

Within 30 days of any Change of Control or, at the Company’s option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of Notes (the “Change of Control Offer”), by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

•	that a Change of Control has occurred and the date of such event;

•

the circumstances and relevant facts regarding such Change of Control, including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control;

•

the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, nor, in any event, earlier than the commencement of the Change in Control, or such later date as is necessary to comply with requirements under the Exchange Act;

•	that any Note not tendered will continue to accrue interest;

•

that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Purchase Date; and

•	other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under “—Events of Default.”

In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a Change of Control, some of the long-term Indebtedness of the Company also contains or may in the future contain an event of default upon events similar to those defined as a Change of Control with respect to the Notes which allows the lender to accelerate the repayment of amounts outstanding under such indebtedness. The definition of a change of control in such other indebtedness may differ from the definition included in the Notes and, in connection with indebtedness that may be entered into in the future, may include events which would not trigger a Change of Control for purposes of the Notes.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company. The term “all or substantially all” as used in the definition of “Change of Control” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

The existence of a holder’s right to require the Company to repurchase such holder’s Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

The provisions of the Indenture will not afford holders of the Notes the right to require the Company to repurchase the Notes in the event of a highly leveraged transaction or transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction (including an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified by such definition.

The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitation on Indebtedness

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Indebtedness), unless such Indebtedness is incurred by the Company or any Guarantor or constitutes Acquired Indebtedness of a Restricted Subsidiary and, in each case, the Company’s Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2:1.

(b) Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Indebtedness”):

(1) Indebtedness of the Company or any Guarantor (and guarantees of such Indebtedness by any Subsidiaries that have become Guarantors) in an aggregate principal amount outstanding at any time not to exceed $220.0 million under (i) one or more revolving credit facilities, lines of credit, letters of credit or term loans or (ii) any renewal, extension, substitution, refunding, refinancing or replacement (a “refinancing”) of any Indebtedness described under clause (i);

(2) [Reserved];

(3) Indebtedness of the Company pursuant to the Notes in an aggregate principal amount not to exceed $575.0 million and Indebtedness of any Guarantor pursuant to a Guarantee of the Notes;

(4) Indebtedness of the Company or any Guarantor represented by Capital Lease Obligations and Purchase Money Obligations for the purpose of financing the purchase, lease or improvement of property (real or personal) or equipment of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $75.0 million at any one time outstanding;

(5) Indebtedness of the Company and the Restricted Subsidiaries outstanding at the issuance of the Notes;

(6) Indebtedness of the Company owing to a Restricted Subsidiary; provided that any Indebtedness of the Company owing to a Restricted Subsidiary that is not a Guarantor is made pursuant to an intercompany note in the form attached to the Indenture and is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company’s obligations under the Notes; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (6);

(7) Indebtedness of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that any such Indebtedness is made pursuant to an intercompany note in the form attached to the Indenture; provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (7), and (b) any transaction pursuant to which any Restricted Subsidiary, which has Indebtedness owing to the Company or any other Restricted Subsidiary, ceases to be a Restricted Subsidiary shall be deemed to be the incurrence of Indebtedness by such Restricted Subsidiary that is not permitted by this clause (7);

(8) guarantees of any Restricted Subsidiary made in accordance with the provisions of “—Limitation on Issuances of Guarantees of and Pledges for Indebtedness”;

(9) obligations of the Company or any Restricted Subsidiary entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company or any Restricted Subsidiary and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company or any Restricted Subsidiary; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or (c) under any Commodity Price Protection Agreements which do not increase the amount of Indebtedness or other obligations of the Company or any Restricted Subsidiary outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(11) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, earn outs, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (11));

(12) Indebtedness solely in respect of surety, performance or appeal bonds, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money to others;

(13) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a “refinancing”) of any Indebtedness described in paragraph (a) of this Section and clauses (3) and (5) (other than any Existing Notes outstanding on the Issue Date) of this paragraph (b) of this definition of “Permitted Indebtedness,” including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased to a principal amount in excess of the principal amount on the Issue Date, plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (2) in the case of senior Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; and

(14) Indebtedness of the Company or any Restricted Subsidiaries in addition to that described in clauses (1) through (13) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $50.0 million outstanding at any one time in the aggregate.

For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types. Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Company as accrued.

Limitation on Restricted Payments

(a) The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company’s Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

(2) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company’s Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

(3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness excluding any Existing Notes;

(4) declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

(5) make any Investment in any Person (other than any Permitted Investments)

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless:

(1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an “event of default” under the terms of any Indebtedness of the Company or its Restricted Subsidiaries;

(2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under “—Limitation on Indebtedness”; and

(3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum (the “Restricted Payment Basket”) of:

(A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company’s fiscal quarter beginning after the Issue Date and ending on the last day of the Company’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

(B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (1) as capital contributions in the form of common equity to the Company or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Redeemable Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount (to the extent not included in Consolidated Net Income) equal to (x) the cash return of capital with respect to such Investment, plus (y) 50% of any amounts received in cash in excess of the return of capital to the extent such amount is not otherwise included in Consolidated Net Income of the Company or its Restricted Subsidiaries, in any case, less the cost of the disposition of such Investment and net of taxes; and

(F) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Company’s interest in such Subsidiary provided that such amount shall not in any case exceed (x) the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary, plus (y) 50% of any increase in the Fair Market Value of such Company’s interest in such Subsidiary over such Subsidiary’s value on the date such Subsidiary was designated an Unrestricted Subsidiary to the extent such amount is not otherwise included in Consolidated Net Income of the Company or its Restricted Subsidiaries.

(b) Notwithstanding the foregoing, and in the case of clauses (2) through (5) and (7) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (1) through (4), (6), (7), (8) and (9) being referred to as a “Permitted Payment”):

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a “Permitted Payment” for purposes of the calculation required by paragraph (a) of this Section;

(2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

(3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

(4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a “refinancing”) through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness

(a) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (1) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (2) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing;

(b) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

(c) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and

(d) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

(5) the payment of cash dividends on the Company’s shares of Common Stock in the aggregate amount per fiscal quarter equal to $0.165 per share for each share of Class A Common Stock of the Company outstanding as of the one record date for dividends payable in respect of such fiscal quarter and $0.15 per share for each share of Class B Common Stock of the Company outstanding as of the one record date for dividends payable in respect of such fiscal quarter (as such $0.165 and $0.15 shall be adjusted for specified changes in the capitalization of the Company upon recapitalizations, reclassifications, stock splits, stock dividends, reverse stock splits, stock consolidations and similar transactions), provided, however, in the event a Change of Control occurs, the aggregate amounts permitted to be paid in cash dividends per fiscal quarter shall not exceed the aggregate amounts of cash dividends paid in the same fiscal quarter most recently occurring prior to such Change of Control, provided, further, that for purposes of this exception, shares of Common Stock issued for less than Fair Market Value (other than shares issued pursuant to options or otherwise in accordance with the Company’s employee stock option, purchase or option plans) shall not be deemed outstanding. (For clarity purposes, dividends paid pursuant to this exception will be included as Restricted Payments in determining whether the Company has capacity to make additional Restricted Payments);

(6) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary of the Company held by any present or former employee or director of the Company (or any of its Restricted Subsidiaries) pursuant to any management equity subscription agreement or stock option agreement or other management or employee benefit plan or similar agreement; provided that (A) the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $1.0 million in any twelve-month period (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $2.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (x) the cash proceeds from the sale of Capital Stock of the Company or a Restricted Subsidiary to members of management and directors of the Company and its Subsidiaries that occurs after the date of the Indenture, less (y) (i) the amount of any Restricted Payments previously made pursuant to clause (x) of this subparagraph (6) and (ii) the aggregate net cash proceeds received by the Company since the date of the Indenture upon the exercise of stock options; and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company or a Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture, and (B) no Default or Event of Default shall have occurred and be continuing immediately before or after such transaction;

(7) repurchases of Capital Stock and all warrants, options or other rights to acquire Capital Stock, deemed to occur upon the exercise of any options, warrants or convertible securities if the Capital Stock represents a portion of the exercise price of such options, warrants or convertible securities and repurchases of Capital Stock deemed to occur upon the withholding of a portion of the Capital Stock granted or awarded to any employee to pay for taxes payable by such employee upon such grant or award;

(8) the repurchase and retirement of Class B Common Stock held by the Company’s Profit Sharing Plan, provided that the aggregate price paid for all such repurchased and retired Class B Common Stock does not exceed $2.0 million in any calendar year; and

(9) additional Restricted Payments that, when taken with all other Restricted Payments made pursuant to this clause (9) since the date of the Indenture, do not exceed $25.0 million.

Limitation on Transactions with Affiliates

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and

(1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party,

(2) with respect to any transaction or series of related transactions involving aggregate value in excess of $500,000, the Company delivers an officers’ certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

(3) with respect to any transaction or series of related transactions involving aggregate value in excess of $1.0 million, either

(a) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or

(b) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view;

provided, however, that this provision shall not apply to:

(i) transactions and agreements in existence on the date of the Indenture and any renewals, amendments, modifications and changes to such agreements which are not adverse in any material respect to the Company;

(ii) transactions between or among the Company or any of the Restricted Subsidiaries;

(iii) Restricted Payments permitted by the Indenture;

(iv) compensation (including bonuses and equity compensation) paid to and other benefits (including retirement, health and other benefit plans, profit sharing plans or management equity subscription agreements) and indemnification arrangements provided on behalf of officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary, in each case in the ordinary course of business;

(v) the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any stockholders’ agreement (including any registration rights agreement or purchase agreement but excluding any management agreement related thereto) to which it is a party as of the date of the Indenture and any similar agreements which it may enter into thereafter;

(vi) transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners, lessors or lessees of property (real or personal) or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, on terms substantially similar to those contained in similar contracts entered into by the Company or any Restricted Subsidiary with unaffiliated third parties, or if neither the Company nor any Restricted Subsidiary has entered into a similar contract with a third party, on terms that are in the reasonable determination of the senior management of the Company, at least as favorable as might reasonably have been obtained at such time from an unaffiliated third party;

(vii) the issuance of Qualified Capital Stock (including all warrants, options or other rights to acquire Qualified Capital Stock) of the Company;

(viii) loans and advances to officers, directors, managers and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices and in compliance with all applicable laws; and

(ix) loans to the Company’s Profit Sharing Plan in aggregate amounts at any time outstanding not to exceed $2.0 million to enable the Plan to provide benefits to eligible employees during “black-out” periods.

Limitation on Liens

The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien (other than a Permitted Lien) of any kind securing any Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or assign or convey any right to receive any income or profits therefrom, unless the Notes (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness).

Notwithstanding the foregoing, any Lien securing the Notes granted pursuant to this covenant shall be automatically and unconditionally released and discharged upon the release by the holders of Indebtedness described above of their Lien on the property or assets of the Company or any Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as the holders of all such Indebtedness also release their Lien on the property or assets of the Company or such Restricted Subsidiary, or upon any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

Limitation on Sale of Assets

(a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale other than Asset Swaps is received in cash and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution); provided that the amount of any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in the Asset Sale shall be deemed “cash” for purposes of this provision.

With respect to an Asset Swap constituting an Asset Sale, the Company or any Restricted Subsidiary shall be required to receive in cash an amount equal to 75% of the Proceeds of the Asset Sale which do not consist of like-kind assets acquired with the Asset Swap.

(b) The Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds of any Asset Sale (a “Net Cash Proceeds Transaction”), within 365 days of receipt thereof either:

(1) to permanently reduce senior Indebtedness of the Company or a Restricted Subsidiary, and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(2) to make an investment or capital expenditure in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the date of the Indenture or in businesses reasonably related thereto;

(3) to acquire Capital Stock of another Person provided such Person becomes a Restricted Subsidiary; and/or

(4) to effect a combination of prepayment and investment permitted by the foregoing clauses (1), (2) and (3).

The amount of such Net Cash Proceeds not used or invested within 365 days of the Net Cash Proceeds Transaction as set forth in this paragraph constitutes “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds exceeds $25.0 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

(A) the Company will make an offer to purchase (an “Offer”) from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount (or accreted value in the case of Indebtedness issued with original issue discount) of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered); and

(B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness (or accreted value in the case of Indebtedness issued with original issue discount), the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a “Pari Passu Offer”) in an amount (the “Pari Passu Debt Amount”) equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount (or accreted value) of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the “Offer Date”) such Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

(e) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

Limitation on Issuances of Guarantees of and Pledges for Indebtedness

(a) The Company will not cause or permit any Restricted Subsidiary, other than a Guarantor, directly or indirectly, to secure the payment of any Indebtedness of the Company and the Company will not, and will not permit any Restricted Subsidiary to, pledge any intercompany notes representing obligations of any Restricted Subsidiary (other than a Guarantor) or any Capital Stock of a Restricted Subsidiary (other than (x) a Guarantor or (y) Milkco, Inc.) to secure the payment of any Indebtedness unless in each case such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary, which guarantee shall be on the same terms as the guarantee of such Indebtedness (if a guarantee of such Indebtedness is granted by any such Restricted Subsidiary) except that the guarantee of the Notes need not be secured.

(b) The Company will not cause or permit any Restricted Subsidiary (which is not a Guarantor), directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that:

(A) such guarantee need not be secured unless required pursuant to “—Limitation on Liens,” or otherwise under the Indenture; and

(B) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated to such Restricted Subsidiary’s Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes.

(c) Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon

(1) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary, or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary, which transaction is in compliance with the terms of the Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Company or any Restricted Subsidiaries or

(2) the release by the holders of the Indebtedness of the Company described in clauses (a) and (b) above of their security interest or their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at such time as (A) no other Indebtedness of the Company has been secured or guaranteed by such Restricted Subsidiary, as the case may be, or (B) the holders of all such other Indebtedness which is secured or guaranteed by such Restricted Subsidiary also release their security interest in or guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distribution on its Capital Stock or any other interest or participation in or measured by its profits;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make any Investment in the Company or any other Restricted Subsidiary; or

(4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

However, this covenant will not prohibit any encumbrance or restriction (1) pursuant to an agreement in effect on the date of the Indenture; (2) with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary; (3) pursuant to any agreement of a Guarantor governing any Indebtedness permitted by clause (1) of the definition of Permitted Indebtedness as to the assets financed with the proceeds of, or used to finance, such Indebtedness; (4) contained in any Acquired Indebtedness or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries so long as such encumbrance or restriction was not entered into in contemplation of the acquisition, merger or consolidation transaction; and (5) under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (4), or in this clause (5), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

Limitation on Unrestricted Subsidiaries

The Company may designate after the Issue Date any Subsidiary (other than a Guarantor) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(b) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the Company’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company’s interest in such Subsidiary as determined in good faith by the Company’s board of directors;

(c) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Indebtedness” at the time of such Designation (assuming the effectiveness of such Designation);

(d) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary;

(e) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes; and

(f) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.

In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant “Limitation on Restricted Payments” for all purposes of the Indenture in the Designation Amount.

The Indenture will also provide that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time:

(a) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries); or

(b) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.

The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;

(b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture; and

(c) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under “—Limitation on Indebtedness.”

All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Provision of Financial Statements

Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the “Required Filing Date”) by which the Company would have been required so to file such documents if the Company were so subject.

The Company will also in any event (a) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (b) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company’s cost.

If any Guarantor’s financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor’s financial statements in any filing or delivery pursuant to the Indenture.

The Indenture will also provide that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Additional Covenants

The Indenture will also contain covenants with respect to the following matters: (1) payment of principal, premium and interest; (2) maintenance of an office or agency in The City of New York; (3) arrangements regarding the handling of money held in trust; (4) maintenance of corporate existence; (5) payment of taxes and other claims; (6) maintenance of properties; and (7) maintenance of insurance.

Consolidation, Merger, Sale of Assets

The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons, unless at the time and after giving effect thereto:

(1) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture and the Registration Rights Agreement, as the case may be, and the Notes and the Indenture and the Registration Rights Agreement will remain in full force and effect as so supplemented (and any Guarantees will be confirmed as applying to such Surviving Entity’s obligations);

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of “—Certain Covenants—Limitation on Indebtedness”;

(4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes; and

(5) at the time of the transaction, the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Each Guarantor, if any, will not, and the Company will not permit any Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Company or any Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company or any Guarantor), unless at the time and after giving effect thereto:

(1) either (a) the Guarantor will be the continuing entity in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) will be duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture and the Registration Rights Agreement and such Guarantee, Indenture and Registration Rights Agreement will remain in full force and effect;

(2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

(3) at the time of the transaction, such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with paragraph (c) under the provisions of “Certain Covenants—Limitation on Issuances of Guarantees of and Pledges for Indebtedness.”

Notwithstanding the foregoing, (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of the Company in another state of the United States; provided that, in the case of clauses (i) and (ii), (a) so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby and (b) the successor Person (in the case of a consolidation, merger or transfer involving the Company or a Guarantor) assumes all the obligations of the Company or Guarantor, as applicable, under the Registration Rights Agreement, the Indenture and the Notes or its Guarantee, as the case may be, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in the first two paragraphs of this Section in which the Company or any Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, and the Company or any Guarantor, as the case may be, would be discharged (other than in a transaction that results in the transfer of assets constituting or accounting for less than 95% of the Consolidated assets (as of the last balance sheet date available to the Company) of the Company or the Consolidated revenue of the Company (as of the last 12-month period for which financial statements are available)) from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be, and the Registration Rights Agreement.

Events of Default

An Event of Default will occur under the Indenture if:

(1) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

(2) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

(3)(a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or (d) of this clause (3)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets”; (c) the Company shall have failed to make or consummate an Offer in accordance with the provisions of “—Certain Covenants—Limitation on Sale of Assets”; or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of “Purchase of Notes Upon a Change of Control”;

(4) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, any Guarantor or any Restricted Subsidiary then has outstanding Indebtedness in excess of $15.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(5) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

(6) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $15.0 million, either individually or in the aggregate, shall be rendered against the Company, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect and the Company is not making payments or complying with its obligations entered into in connection with such judgment, order or decree;

(7) any holder or holders of at least $15.0 million in aggregate principal amount of Indebtedness of the Company, any Guarantor or any Restricted Subsidiary after a default under such Indebtedness shall notify the Trustee of the sale or disposition of any assets of the Company, any Guarantor or any Restricted Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company, any Guarantor or any Restricted Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

(8) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company, any Guarantor or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company, any Guarantor or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, any Guarantor or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company, any Guarantor or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

(9)(a) the Company, any Guarantor or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

(b) the Company, any Guarantor or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company, such Guarantor or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

(c) the Company, any Guarantor or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

(d) the Company, any Guarantor or any Significant Subsidiary (1) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company, any Guarantor or such Significant Subsidiary or of any substantial part of their respective properties, (2) makes an assignment for the benefit of creditors or (3) admits in writing its inability to pay its debts generally as they become due or

(e) the Company, any Guarantor or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this clause (9).

If an Event of Default (other than as specified in clauses (8) and (9) of the prior paragraph with respect to the Company or a Guarantor) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) or (9) of the prior paragraph with respect to the Company or a Guarantor occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee may rescind and annul such declaration and its consequences if:

(a) the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

(b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(c) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

The Company is required to notify the Trustee within five business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

Defeasance or Covenant Defeasance of Indenture

The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee; and

(4) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture (“covenant defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance,

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after May 15, 2013 (such date being referred to as the “Defeasance Redemption Date”), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

(b) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

(c) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) or (9) under the first paragraph under “—Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

(e) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor;

(f) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Restricted Subsidiary is a party or by which it is bound;

(g) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder;

(h) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(i) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others;

(j) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

(k) the Company will have delivered to the Trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when:

(a) either

(1) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation; or

(2) all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(b) the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

(c) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and

(d) the Company has delivered to the Trustee an officers’ certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

Modifications and Amendments

Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal of, premium, if any, or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(2) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(3) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

(4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(5) except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; or

(6) amend or modify any of the provisions of the Indenture relating to the ranking of the Notes or any Guarantee in any manner adverse to the holders of the Notes or any Guarantee.

Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor, any other obligor under the Notes and the Trustee may modify or amend the Indenture:

(1) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture and in the Notes and in any Guarantee in accordance with “—Consolidation, Merger, Sale of Assets”;

(2) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes;

(4) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(5) to add a Guarantor or co-obligor under the Indenture;

(6) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(7) to make any change that would provide any additional rights or benefits to the Holders and that does not adversely affect the legal rights under the Indenture of any such Holder;

(8) to conform the text of the Indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in the “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture or Notes;

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes; or

(10) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to Ingles Markets, Incorporated, 2913 U.S. Highway 70 West, Black Mountain, North Carolina 28711, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

“Affiliate” means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of any class or series of such specified Person’s (or any of such Person’s direct or indirect parent’s) Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of:

(a) the present value at such redemption date of the sum of (i) the redemption price of such Note at May 15, 2013 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such Note through May 15, 2013 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such Note.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(1) any Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” shall not include any transfer of properties and assets

(A) that is governed by the provisions described under “Consolidation, Merger, Sale of Assets,”

(B) that is by the Company to any Guarantor, or by any Guarantor to the Company or any Guarantor in accordance with the terms of the Indenture including any issuance of Capital Stock,

(C) that would be within the definition of a “Restricted Payment” under the “Limitation on Restricted Payments” covenant and would be permitted to be made as a Restricted Payment (and shall be deemed a Restricted Payment) under such covenant,

(D) that is of obsolete equipment in the ordinary course of business,

(E) any disposition of Cash Equivalents,

(F) non-exclusive license or sublicense of intellectual property or other intangibles,

(G) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

(H) to the extent permitted under Section 1031 of the Tax Code, any exchange of like property,

(I) lease, assignment or sublease of any real or personal property in the ordinary course of business, or

(J) the Fair Market Value of which in the aggregate does not exceed $5.0 million in any transaction or series of related transactions.

“Asset Swap” means the exchange by the Company or a Restricted Subsidiary of a portion of its property, business or assets, in the ordinary course of business, for property, business or assets which, or Capital Stock of a Person all or substantially all of whose assets, are of a type used in the business of the Company on the date of the Indenture or in a Permitted Business, or a combination of any property, business or assets or Capital Stock of such a Person and cash or Cash Equivalents.

“Average Life to Stated Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Cash Equivalents” means:

(1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof;

(2) deposits, certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), or at least “P-1” by Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s;

(4) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition; and

(5) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock entitled to exercise more than 35% of the total voting power of all outstanding Voting Stock of the Company, provided that the Permitted Holders “beneficially own” (as so defined) Voting Stock entitled to exercise less than 50% of the total voting power of all outstanding Voting Stock of the Company;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of (a) 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (b) the Permitted Holders, provided that immediately following such decision the Permitted Holders “beneficially own” Voting Stock entitled to exercise at least 50% of the total voting power of all outstanding Voting Stock of the Company), cease for any reason to constitute a majority of such board of directors then in office;

(3) the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where

(A) the outstanding Voting Stock of the Company is changed into or exchanged for (1) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (2) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under “—Certain Covenants—Limitation on Restricted Payments” (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under “—Certain Covenants—Limitation on Restricted Payments”) and

(B) immediately after such transaction, no “person” or “group,” other than Permitted Holders, is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock entitled to exercise more than 35% of the total voting power of all outstanding Voting Stock of the surviving corporation; or

(4) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger, Sale of Assets.”

For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

“Class A Common Stock” means the Company’s Class A Common Stock, $0.05 par value per share.

“Class B Common Stock” means the Company’s Class B Common Stock, $0.05 par value per share.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

“Commodity Price Protection Agreement” means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

“Common Stock” means the Company’s Class A Common Stock and Class B Common Stock.

“Company” means Ingles Markets, Incorporated, a corporation incorporated under the laws of North Carolina, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.

“Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of:

(a) the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

(b) the sum of Consolidated Interest Expense for such period, cash and non-cash dividends paid on any Redeemable Capital Stock or Preferred Stock of such Person and its Restricted Subsidiaries during such period, in each case after giving pro forma effect (as calculated in accordance with Article 11 of Regulation S-X under the Securities Act of 1933 or any successor provision) to:

(1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (other than the incurrence or repayment of indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit agreement);

(3) in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and

(4) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

provided that in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period (other than with respect to Indebtedness incurred in the ordinary course of business for working capital purposes pursuant to any revolving credit agreement) and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate.

“Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

“Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of:

(a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

(1) amortization of debt discount,

(2) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts),

(3) the interest portion of any deferred payment obligation,

(4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing, and

(5) accrued interest, plus

(b)(1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

(2) all capitalized interest of such Person and its Restricted Subsidiaries, plus

(c) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under clause (a)(4) above, whether or not paid by such Person or its Restricted Subsidiaries.

“Consolidated Net Income (Loss)” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

(1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),

(2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

(3) [Reserved],

(4) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,

(5) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than (a) in the ordinary course of business and (b) other than for purposes of calculating the Restricted Payment Basket, the disposition of real estate outside the ordinary course of business if either: (i) no shopping center or grocery store was operated on such real estate for a period of 12 months preceding the date of disposition or (ii) the shopping center or grocery store operated on such real estate has generated an annual net loss in the two consecutive fiscal years preceding the date of disposition,

(6) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

(7) any restoration to net income of any contingency reserve, except (a) to the extent provision for such reserve was made out of income accrued at any time following the date of the Indenture and (b) the contingency reserve for contingent income tax liabilities not to exceed $2.0 million in the aggregate, or

(8) any net gain arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person.

“Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

“Consolidated Tangible Assets” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) the consolidated assets of the Person and its Restricted Subsidiaries minus (b) all Intangible Assets of the Person and its Restricted Subsidiaries at that time.

“Consolidation” means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term “Consolidated” shall have a similar meaning.

“Currency Hedging Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated pursuant to an officer’s certificate, setting forth the basis of the valuation. The aggregate fair market value of the Designated Non-cash Consideration held by the Company or any Restricted Subsidiary at any given time, taken together with the fair market value at the time of receipt of all other Designated Non-cash Consideration received and still held by the Company or any Restricted Subsidiary at such time, may not exceed the greater of (x) $20.0 million in aggregate or (y) 2% of the Company’s Consolidated Tangible Assets, at the time of the receipt of the Designated Non-cash Consideration (with the fair market value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“Equity Offering” means any public or private sale of common stock (other than Redeemable Capital Stock) of the Company with gross proceeds to the Company of at least $25.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Existing Notes” means the Senior Subordinated Notes issued pursuant to that certain Indenture dated as of December 11, 2001 between the Company and U.S. Bank, N.A., as Trustee.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

“Guarantee” means the guarantee by any Guarantor of the Company’s Indenture Obligations.

“Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

(1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

(2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

(3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

(4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

(5) otherwise to assure a creditor against loss;

provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

“Guarantor” means any Subsidiary which becomes a guarantor of the Notes after the date of the Indenture by executing a guarantee of the Notes pursuant to the “Limitation on Liens” covenant or the “Limitation on Issuance of Guarantees of and Pledges for Indebtedness” covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

“Holder” means the Person in whose name a Note is registered in the security register.

“Indebtedness” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

(3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business,

(4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

(5) all Capital Lease Obligations of such Person,

(6) all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

(7) all Guaranteed Debt of such Person,

(8) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,

(9) Preferred Stock of any Restricted Subsidiary of the Company, and

(10) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

“Initial Purchasers” means Banc of America Securities LLC, Wachovia Capital Markets, LLC and BB&T Capital Markets, a division of Scott & Stringfellow, LLC.

“Intangible Assets” means intellectual property, goodwill and other intangible assets, in each case determined in accordance with GAAP.

“Interest Rate Agreements” means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

“Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means the original issue date of the Notes under the Indenture.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

“Maturity” means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

(1) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(2) provisions for all taxes payable as a result of such Asset Sale,

(3) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

(4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and

(5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers’ certificate delivered to the Trustee, and

(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under “—Certain Covenants—Limitation on Restricted Payments,” the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Pari Passu Indebtedness” means (a) any Indebtedness of the Company that is equal in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

“Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the date hereof and business reasonably related, complimentary or ancillary thereto, including reasonably related extensions or expansions thereof.

“Permitted Holders” means (i) Robert P. Ingle; (ii) the spouse, issue, issue’s spouses or grandchildren or other members of the immediate family of Robert P. Ingle or such other person; (iii) any trusts created for the benefit of the Persons described in clauses (i), (ii) or (iv) or any trust for the benefit of any such trust; (iv) in the event of the incompetence or death of any of the Persons described in clauses (i) and (ii), such Person’s estate, executor, administrator, committee or other personal representative or beneficiaries, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the Company; or (v) the Ingles Markets, Incorporated Investment/Profit Sharing Plan and Trust.

“Permitted Investment” means:

(1) Investments in the Company or any Guarantor or any Person which, as a result of such Investment, in one transaction or a series of related transactions, (a) becomes a Guarantor or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Guarantor;

(2) Indebtedness of the Company or a Restricted Subsidiary described under clauses (5), (6), (7) and (8) of the definition of “Permitted Indebtedness”;

(3) Investments in any of the Notes;

(4) cash or Cash Equivalents;

(5) [Reserved];

(6) Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under “—Certain Covenants—Limitation on Sale of Assets” to the extent such Investments are non-cash proceeds as permitted under such covenant;

(7) Investments in existence on the date of the Indenture;

(8) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with a disposition of assets (including Asset Sales);

(9) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any permitted hedging obligations;

(11) Investments the payment for which consists of Capital Stock (other than Redeemable Capital Stock) of the Company or a Restricted Subsidiary;

(12) guarantees of Indebtedness permitted to be incurred under the Indenture;

(13) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(14) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed $5.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) in any Person with which the Company or any Restricted Subsidiary has entered into a licensing, management, franchise, joint venture, consulting or similar agreement on customary terms and conditions;

(15) loans and advances to officers, directors, managers and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices and in compliance with applicable laws;

(16) loans to the Company’s Profit Sharing Plan in accordance with clause (ix) under “—Certain Covenants—Limitation on Transactions with Affiliates”; and

(17) In addition to Investments pursuant to clauses (1) through (16) above, Investments in the aggregate not to exceed the greater of (a) $25.0 million or (b) 2.5% of Consolidated Tangible Assets, at any one time outstanding.

In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company’s Board of Directors) at the time of Investment.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP, shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

(7) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(11) [Reserved];

(12) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Indebtedness” covenant (any Liens securing any refinancing thereof); provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(13) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(19) Liens securing the Notes and the Guarantees;

(20) Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(21) Liens securing Indebtedness incurred under clauses (1) and (4) of the definition of Permitted Indebtedness;

(22) Liens securing any refinancing which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries whose value exceeds the assets or property which secured the Indebtedness so refinanced; provided, further, that in the event that the property or assets being secured is not the same property or assets which secured the Indebtedness so refinanced, the Company shall provide an officers’ certificate to the Trustee certifying that the Liens securing such refinancing are in compliance with this clause (22);

(23) Liens securing Indebtedness or other obligations of a Guarantor owing to the Company or another Guarantor permitted to be incurred pursuant to the Indenture; and

(24) other Liens securing Indebtedness permitted to be incurred in compliance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Limitation on Indebtedness,” provided that the aggregate principal amount of all obligations secured pursuant to this clause (24) shall not exceed 15% of Consolidated Tangible Assets at any one time outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Company or any Restricted Subsidiary and any additions and accessions thereto, which are purchased by the Company at any time after the Notes are issued; provided that:

(1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into (a) within 180 days after the purchase or substantial completion of the construction of such assets or (b) at any time with respect to refinancings of Purchase Money Obligations, and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, and

(2)(A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Redeemable Capital Stock” means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

“Registration Rights Agreement” means the Registration Rights Agreement related to the Notes, dated as of the Issue Date, among the Company and the Initial Purchasers.

“Restricted Subsidiary” means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under “Certain Covenants —Limitation on Unrestricted Subsidiaries.”

“Securities Act” means the Securities Act of 1933, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

“Subsidiary” of a Person means:

(1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

(2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

(3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of constant maturity United States Treasury securities (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 15, 2013; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to May 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, or any successor statute.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under “Certain Covenants—Limitation on Unrestricted Subsidiaries.”

“Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

(1) as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and

(2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; provided that notwithstanding the foregoing any Unrestricted Subsidiary may guarantee the Notes.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power in the aggregate under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of an outstanding note for a registered note pursuant to the exchange offer. This discussion does not purport to be a complete analysis of all the potential tax consequences. It is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with our statements and conclusions. This summary applies only to a person who holds the outstanding note and the registered note as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment).

This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to a particular holder in light of the holder’s particular circumstances or status, nor does it address considerations applicable to an investor that may be subject to special tax rules, like a financial institution, tax-exempt organization, pension fund, S corporation, partnership or other pass-through entity or investors in those entities, regulated investment company, real estate investment trust, insurance company, broker-dealer, dealer or trader in securities or currencies, a person who holds a note as part of a hedge, straddle, synthetic security, conversion transaction or other risk reduction transaction, a holder whose “functional currency” is not the U.S. dollar, a person deemed to sell a note under the constructive sale provisions of the Code, a controlled foreign corporation, a passive foreign investment company, a former citizen or resident of the United States or a taxpayer subject to the alternative minimum tax. Moreover, the effect of any state, local or non-U.S. tax laws is not discussed.

The exchange of an outstanding note for a registered note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging an outstanding note for a registered note pursuant to the exchange offer, (2) your holding period for a registered note will include your holding period for the outstanding note exchanged therefor, and (3) your tax basis in the registered note will be the same as your tax basis in the outstanding note exchanged therefor.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO ADDRESS ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING AN OUTSTANDING NOTE FOR A REGISTERED NOTE OR THE CONSEQUENCES OF ACQUIRING, HOLDING OR DISPOSING OF AN OUTSTANDING NOTE OR A REGISTERED NOTE THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES OR IN LIGHT OF ANY SPECIAL RULES TO WHICH HE MAY BE SUBJECT. IF YOU ARE CONSIDERING AN EXCHANGE OF AN OUTSTANDING NOTE FOR A REGISTERED NOTE, YOU SHOULD CONSULT YOUR OWN TAX ADVISER CONCERNING YOUR TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL, STATE, LOCAL OR FOREIGN LAWS.

PLAN OF DISTRIBUTION

The staff of the SEC has taken the position that any broker-dealer that receives registered notes for its own account in the exchange offer in exchange for the outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such registered notes.

Each broker-dealer that receives registered notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for the outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending of the earlier of (i)180 days after the date of this prospectus and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of registered notes by broker-dealers. Registered notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the registered notes. Any broker-dealer that resells registered notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the registered notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of registered notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the registered notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the registered notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the registered notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the registered notes offered hereby will be passed upon by Greenberg Traurig, LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Ingles Markets, Incorporated appearing in Ingles Markets, Incorporated’s Annual Report (Form 10-K) for the year ended September 27, 2008 (including the schedule appearing therein), and the effectiveness of Ingles Markets, Incorporated’s internal control over financial reporting as of September 27, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, appearing therein, and incorporated herein by reference. Such consolidated financial statements and schedule as of September 27, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INGLES MARKETS, INCORPORATED

$575,000,000

OFFER TO EXCHANGE

Outstanding

8 7/8% Senior Notes due 2017

for

Registered

8 7/8% Senior Notes due 2017

PROSPECTUS

            , 2009

We have not authorized any dealer, sales representative or any other person to give any information or to make any representations not contained in this prospectus or the accompanying letter of transmittal. This prospectus and the accompanying letter of transmittal do not offer to sell or buy any securities in any jurisdiction where it is unlawful.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company’s Amended and Restated By-Laws provide that the Company has the power to indemnify any present or former director, officer, employee or agent or any person who has served or is serving in such capacity at the request of the Company in any other corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan, with respect to any liability or litigation expenses resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), including reasonable attorneys’ fees, incurred by any such person to the extent and upon the terms and conditions provided by law. To the extent and upon the terms and conditions provided by law, the Company shall indemnify any and all of its officers and directors against such liability and litigation expense, including reasonable attorneys’ fees, arising out of their status as such or their activities in any of the foregoing capacities (excluding, however, liability or litigation expense which any of the foregoing may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the Company or, with respect to any criminal action or proceeding, unlawful), and such officers and directors shall be entitled to recover from the Company, and the Company shall pay, all reasonable costs, expenses and attorneys’ fees in connection with the enforcement of rights to indemnification granted under the Company’s Amended and Restated By-Laws. Any person who at any time after the adoption of the Company’s Amended and Restated By-Laws (i.e., August 29, 2007) serves or has served as either an officer or director for or on behalf of the Company shall be deemed to be doing or to have done so in reliance upon and inconsideration for the right of indemnification provided in the Amended and Restated By-Laws. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other right to which such person may be entitled apart from the Amended and Restated By-Laws. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, the Company’s Articles of Incorporation, as amended, provide, subject to the requirements set forth therein, that no director shall have personal liability arising out of an action, whether by or in right of the Company or otherwise, for monetary damages for breach of his duties as a director; provided, however, that such limitation on liability shall not affect a director’s liability for (i) acts or omissions not made in good faith that were at the time taken known or believed by him/her to be in conflict with the best interests of the Company, (ii) unlawful distributions, (iii) transactions from which he/she derived an improper personal benefit or (iv) acts or omissions occurring prior to the effectiveness of such Articles of Incorporation, as amended (i.e., August 10, 1988). The indemnification provisions of the Company’s Articles of Incorporation shall not effect any indemnification provision in favor of any director of the Company contained in any by-law, contract or resolution of the Company.

The Company’s Amended and Restated By-Laws further provide that ultimate determination of the right to indemnification and the amount thereof may be made, at the option of the person to be indemnified, pursuant to procedure set forth from time to time in such By-Laws or by any of the following procedures: (i) order of the court or administrative body or agency having jurisdiction of the action, suit or proceeding, (ii) resolution adopted by a majority vote of a quorum consisting of directors of the Company without counting in such majority or quorum any directors who were parties to such action, suit or proceeding, or if such a quorum of disinterested directors cannot be obtained, by independent counsel in a written opinion, (iii) resolution adopted by a majority in interest of the shares of all classes of stock of the Company entitled to vote at any meeting, or (iv) order of any court having jurisdiction over the Company. Any such determination that a payment by way of indemnity should be made shall be binding upon the Company. Such right of indemnification shall not be exclusive of any other right which such directors and officers of the Company, and the other persons above mentioned, may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification or reimbursement under any By-Laws, agreement or vote of the shareholders, their rights under the indemnification provisions of the Amended and Restated By-Laws being cumulative. These rights of indemnification apply to any member of any committee appointed by the Company’s board of directors as fully as though such person had been a director, officer or employee of the Company.

The Company’s Amended and Restated By-Laws further provide that expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding if and as authorized (i) by a majority of the members of the Company’s board of directors who were not parties to such action, (ii) by a majority in interest of the shares of all classes of stock of the Company entitled to vote at any meeting, (iii) under any charter or By-law provision of the Company requiring same, or (iv) by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Company against such expenses.

The Company’s Amended and Restated By-Laws expressly provide that its indemnification provisions and the indemnity provided for thereunder shall extend to the maximum indemnification possible under the laws of the State of North Carolina, and if one or more words, phrases, clauses, sentences or sections of such indemnification provisions should be held unenforceable for any reason, all of the remaining portions of such provisions shall remain in full force and effect.

The Company’s Amended and Restated By-laws further provide that the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability.

The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

These indemnification provisions are consistent with North Carolina’s statutory indemnification provided for in Sections 55-8-51, 55-8-52, 55-8-54, 55-8-55, 55-8-56 and 55-8-57 of the North Carolina Business Corporation Act.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits:

Exhibit Number	Description
3.1	Articles of Incorporation of Ingles Markets, Incorporated (included as Exhibit 3.1 to Ingles Markets, Incorporated’s Registration Statement on Form S-1, File No. 33-23919, previously filed with the SEC and incorporated herein by this reference).

3.2	Articles of Amendment to Articles of Incorporation of Ingles Markets, Incorporated (included as Exhibit 3.3 to Ingles Markets, Incorporated’s Annual Report on Form 10-K for the fiscal year ended September 25, 2004, File No. 0-14706, previously filed with the SEC and incorporated herein by this reference).

3.3	Amended and Restated By-Laws of Ingles Markets, Incorporated (included as Exhibit 99.1 to Ingles Markets, Incorporated’s Current Report on Form 8-K, File No. 0-14706, previously filed with the SEC on August 30, 2007 and incorporated herein by this reference).

4.1	Indenture, dated as of May 12, 2009, between Ingles Markets, Incorporated and U.S. Bank, National Association, as Trustee, governing the 8 7/ 8% Senior Notes Due 2017, including the form of unregistered 8 7/8% Senior Note Due 2017 (included as Exhibit 4.1 to Ingles Markets, Incorporated’s Current Report on Form 8-K, File No. 0-14706, previously filed with the SEC on May 15, 2009 and incorporated herein by this reference).

4.2	Registration Rights Agreement, dated May 12, 2009, among the Company and Banc of America Securities LLC, Wachovia Capital Markets, LLC and BB&T, a division of Scott & Stringfellow, LLC (included as Exhibit 4.3 to Ingles Markets, Incorporated’s Current Report on Form 8-K, File No. 0-14706, previously filed with the SEC on May 15, 2009 and incorporated herein by this reference).

4.3	Form of Registered 8 7/8% Senior Note due 2017 (included in Exhibit 4.1).

4.4	Credit Agreement, dated as of May 12, 2009, among the Company and the lenders party thereto, , Bank of America, as administrative agent, swing line lender and l/c issuer, Branch Banking and Trust Company, as syndication agent, Wachovia Bank, National Association, as documentation agent, and Banc of America Securities LLC, Branch Banking and Trust Company and Wachovia Capital Markets, LLC, as joint lead arrangers and joint book managers (included as Exhibit 10.1 to Ingles Markets, Incorporated’s Current Report on Form 8-K, File No. 0-14706, previously filed with the SEC on May 15, 2009 and incorporated herein by this reference).

*5.1	Opinion of Greenberg Traurig, LLP.

10.1	Loan Agreement between Ingles Markets, Incorporated and Metropolitan Life Insurance Company dated March 21, 1990 (included as Exhibit 19 to Ingles Markets, Incorporated’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1990, File No. 0-14706, previously filed with the SEC and incorporated herein by this reference).

+10.2	Amended and Restated Ingles Markets, Incorporated Investment/Profit Sharing Plan effective September 29, 2002 (included as Exhibit 10.11 to Ingles Markets, Incorporated’s Annual Report on Form 10-K for the fiscal year ended September 28, 2002, File No. 0-14706, previously filed with the SEC and incorporated herein by this reference).

+10.3	First Amendment to the Ingles Markets, Incorporated Investment/Profit Sharing Plan (included as Exhibit 10.3 to Ingles Markets, Incorporated’s Annual Report on Form 10-K for the fiscal year ended September 27, 2003, File No. 0-14706, previously filed with the SEC and incorporated herein by reference).

Exhibit Number	Description
+10.4	Ingles Markets, Incorporated Non-qualified Plan (included as Exhibit 10.5 to Ingles Markets, Incorporated’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005, File No. 0-14706, previously filed with the SEC and incorporated herein by this reference).

*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Ingles Markets, Incorporated (included as Exhibit 21.1 to Ingles Markets, Incorporated’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, File No. 0-14706, previously filed with the SEC and incorporated herein by this reference).

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).

*24.1	Power of Attorney. (included on signature page to this Registration Statement)

*25.1	Form T-1 Statement of Eligibility for Trustee under Indenture.

*99.1	Form of Letter of Transmittal with respect to Exchange Offer.

*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letter to Clients

*99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees

*	Exhibits filed with this Registration Statement.
+	Management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules:

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22.	UNDERTAKINGS

1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2. The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

3. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Ingles Markets, Incorporated has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Black Mountain, North Carolina, on the 22nd day of June, 2009.

INGLES MARKETS, INCORPORATED

By:	/s/ ROBERT P. INGLE
Robert P. Ingle
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert P. Ingle and Ronald B. Freeman his true and lawful attorneys-in-fact, singly, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT P. INGLE Robert P. Ingle	Chief Executive Officer (Principal Executive Officer) and Director	June 22, 2009

/s/ RONALD B. FREEMAN Ronald B. Freeman	Vice President Finance, Chief Financial Officer, Director (Principal Financial Officer and Accounting Officer) and Director	June 22, 2009

/s/ JAMES W. LANNING James W. Lanning	President, Chief Operating Officer and Director	June 22, 2009

/s/ ROBERT P. INGLE, II Robert P. Ingle, II	Chairman of the Board of Directors	June 22, 2009

/s/ CHARLES E. RUSSELL Charles E. Russell	Director	June 22, 2009

/s/ JOHN O. POLLARD John O. Pollard	Director	June 22, 2009

/s/ CHARLES L. GAITHER Charles L. Gaither	Director	June 22, 2009

/s/ FRED AYERS Fred Ayers	Director	June 22, 2009

/s/ LAURA SHARP Laura Sharp	Director	June 22, 2009

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Greenberg Traurig, LLP.

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Greenberg Traurig, LLP. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

25.1	Form T-1 Statement of Eligibility for Trustee under Indenture.

99.1	Form of Letter of Transmittal with respect to Exchange Offer.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter to Clients

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees